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News Release

From:    Exelon Corporation                                For Immediate Release
         Corporate Communications                          ---------------------
         P.O. Box 805379
         Chicago, IL 60680-5379                            October 3, 2003

Contact: Don Kirchoffner, 312.394.3001, Exelon Corporate
         Craig Nesbit, 630.657. 4208, Exelon Nuclear
         Linda Marsicano, 312.394.3099, Exelon Corporate
         Ann Mary Carley, 630.657.3602, Exelon Nuclear




                 Exelon to Match FPL's $276.5-Million Offer for
                      AmerGen Purchase from British Energy


CHICAGO (October 3, 2003) -- Exelon Corporation announced today that it will buy British Energy's 50-percent interest in AmerGen Energy Co. LLC for $276.5 million, giving Exelon sole ownership of AmerGen and its three nuclear plants.

The amount matches the offer by FPL Energy, which announced Sept. 11 that it intended to buy British Energy's share of AmerGen. Under the AmerGen agreement between Exelon and British Energy, either can exercise a "right of first refusal" by matching any bona fide third-party offer agreed to by the other partner.

AmerGen owns the Clinton Power Station in central Illinois, Three Mile Island Unit 1 near Harrisburg, Pa., and the Oyster Creek Generating Station on the New Jersey shore. The three stations represent about 2,500 megawatts of generating capacity.

"We're delighted to bring AmerGen and Clinton, Oyster Creek and TMI-1 completely inside the Exelon family," said Exelon Chairman and CEO John Rowe. "We were satisfied in our relationship with British Energy, but if we had to make a change, this was the best possible outcome."

Exelon's decision to purchase British Energy's interest ends a yearlong effort that began in September 2002 with an announcement that both companies intended to explore the possible sale of AmerGen. Exelon withdrew from the exploratory sale in March 2003 because bids received for AmerGen were insufficient, but British Energy continued to look for a buyer for its one-half interest.

Exelon Nuclear President and CNO Jack Skolds, who is also Chairman of AmerGen, said the three single-unit sites are already operationally integrated with Exelon Nuclear and will continue their record of safe and reliable operation. AmerGen is the NRC licensee for the three units.

"We've made extensive improvements at all three plants since their purchase by AmerGen," Skolds said. "Our commitment is to ensure the safety and efficiency of these plants, and we will continue to improve our overall performance."


Exelon currently owns a half-share in AmerGen. The purchase will increase Exelon's "owned" nuclear generation capacity by about 1,250 megawatts, to more than 16,000 megawatts. Exelon's overall "managed" nuclear generation will remain at 17,800 megawatts because Exelon already manages the three AmerGen plants and includes them as a part of the Exelon fleet.

Exelon believes the AmerGen sites have significant long-term value. License-extension studies are under way at Three Mile Island Unit 1 and Oyster Creek. On Sept. 25, Exelon submitted an Early Site Permit application to the U.S. Nuclear Regulatory Commission identifying the Clinton property as a candidate for future nuclear construction should the company ever decide to build a new nuclear plant.

The AmerGen sale is expected to be completed in the first half of 2004.

When the transaction is complete, Exelon will fully own eight of the 10 nuclear stations it operates. The company will continue to share ownership of two stations - Peach Bottom Atomic Power Station in Pennsylvania (with PSE&G owning 50 percent) and Quad Cities Generating Station in Illinois (with Mid-American Energy owning 25 percent). Exelon also owns 50 percent the Salem Nuclear Power Station in New Jersey, which is operated by PSE&G.

                                       ###

Except for the historical information contained herein, certain of the matters discussed in this news release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those factors discussed herein as well as the items discussed in Exelon Corporation's 2002 Annual Report on Form10-K in (a) ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook and the Challenges in Managing Our Business for each of Exelon, ComEd, PECO and Generation and (b) ITEM 8. Financial Statements and Supplementary Data: Exelon--Note 19, ComEd--Note 16, PECO--Note 18 and Generation--Note 13, and (c) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC (Registrants). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.


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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues.
    The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services, energy services and telecommunications. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.


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